SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  March 17, 1998                   Commission file number 1-5805


                         THE CHASE MANHATTAN CORPORATION
             (Exact name of registrant as specified in its charter)


     Delaware                                             13-2624428
     --------                                             ----------
(State or other jurisdiction                              (I.R.S. Employer
 of incorporation)                                        Identification No.)


     270 Park Avenue, New York, NY                                10017
     -----------------------------                                -----
(Address of principal executive offices)                        (Zip Code)


       (Registrant's telephone number, including area code) (212) 270-6000

Item 5.  Other Events
---------------------

      On March 17, 1998, The Chase Manhattan Corporation ("Chase") issued a press release announcing actions to streamline support functions and realign certain business functions and, that, in connection with these initiatives, it will take a one-time charge in the first quarter of 1998 of $510 million ($320 million after-tax). Annual savings from the actions are anticipated to amount to approximately $460 million, which will be reinvested in Chase's high-growth businesses.

      Chase also announced that its Board of Directors approved a 16% increase in the quarterly common stock dividend to $.72, or $2.88 on an annual basis. The increase will be effective for the dividend payable on April 30th to stockholders of record at the close of business April 6th.

      The Board also approved a two-for-one stock split, subject to stockholder approval at Chase's annual meeting on May 19th. If approved by the stockholders, the stock split is intended to be effective at the close of business on May 20, 1998, and stock certificates representing the shares issued as a result of the split will be mailed to stockholders on or about June 12, 1998.

      A copy of Chase's press release is attached as an exhibit hereto. That press release contains statements that are forward looking within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties and Chase's actual results may differ materially from those set forth in such forward-looking statements. Reference is made to Chase's reports filed with Securities and Exchange Commission, in particular Chase's Annual Report on Form 10-K for the year ended December 31, 1996, for a discussion of factors that may cause such differences to occur.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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The following exhibits are filed with this report:


Exhibit Number                                       Description
-------------------                                  --------------

     99.1                                            Press Release

                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         THE CHASE MANHATTAN CORPORATION
                                         (Registrant)


                                         By: /s/Dina Dublon
                                             -------------------------------
                                                Dina Dublon
                                                Executive Vice President and
                                                Treasurer


Dated:  March 17, 1998